UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): April 3, 2019

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28 Engelhard Drive, Suite B
Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2019, Ocean Power Technologies, Inc. (the Company”) announced that it priced its firm commitment underwritten public offering (the “Offering”) of 4,285,680 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and/or pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”), together with a number of common warrants to purchase up to 4,285,680 shares of Common Stock (the “Common Warrants”) pursuant to the Company’s registration statement on Form S-1 (Registration No. 333-230199) which was declared effective by the Securities and Exchange Commission on April 4, 2019.

The Common Warrants have an exercise price of $3.85 and will be immediately exercisable and will expire five years from the date of issuance.

Each Pre-Funded Warrant will be exercisable for one share of Common Stock. The Pre-Funded Warrants have a remaining exercise price of $0.01, and may be exercised at any time until exercised in full. For each Pre-Funded Warrant sold in the Offering, the number of shares of Common Stock in the Offering will be decreased on a one-for-one basis. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise.

The public offering price is $3.50 per share of Common Stock and accompanying Common Warrant, or $3.49 per Pre-Funded Warrant and accompanying Common Warrant.

In connection with the Offering, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with A.G.P./Alliance Global Partners (the “Underwriter”), which is serving as sole book-running manager for the Offering, on April 4, 2019. The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Company also granted the Underwriter a 45-day option to purchase up to 642,000 additional shares of Common Stock and/or Common Warrants to purchase 642,000 shares of Common Stock, solely to cover over-allotments, if any.

The offering and sale of the aforementioned securities is expected to result in gross proceeds to the Company of approximately $15 million, before deducting underwriting discounts, commissions and other offering expenses.

The Offering is expected to close on April 8, 2019, subject to the satisfaction of customary closing conditions.

At the closing of the Offering, the Company will enter into a warrant agency agreement with Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent (the “Warrant Agency Agreement”) with respect to the Common Warrants and the Pre-Funded Warrants.

The foregoing descriptions of the Underwriting Agreement, the Warrant Agency Agreement, the Common Warrants and the Pre-Funded Warrants are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Form of Warrant Agency Agreement, the Form of Common Warrant, and the Form of Pre-Funded Warrant, copies of which are included as Exhibit 1.1, Exhibit 4.1, Exhibit 4.2, and Exhibit 4.3 respectively, and incorporated by reference herein.

Item 8.01 Other Information.

On April 3, 2019, the Company issued a press release announcing the signing of a contract for a paid feasibility study with a leading offshore oil and gas operator. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

On April 4, 2019, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

On April 4, 2019, the Company issued a press release announcing the signing of a memorandum of understanding with Acteon Field Life Service Ltd. to develop, explore and exploit mutual opportunities in the global oil and gas and renewable markets. A copy of the press release is attached as Exhibit 99.3 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

*1.1	Underwriting Agreement by and between Ocean Power Technologies, Inc. and A.G.P./Alliance Global Partners, as representative of the underwriters, dated April 4, 2019.

4.1	Form of Warrant Agency Agreement by and between Ocean Power Technologies, Inc. and Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent (incorporated by reference to Exhibit 4.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-230199), filed with the SEC on April 3, 2019).

*4.2	Form of Common Warrant.

*4.3	Form of Pre-Funded Warrant.

*99.1	Press Release of Ocean Power Technologies, Inc. dated April 3, 2019.

*99.2	Press Release of Ocean Power Technologies, Inc. dated April 4, 2019.

*99.3	Press Release of Ocean Power Technologies, Inc. dated April 4, 2019.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: April 5, 2019	/s/ George H. Kirby III
George H. Kirby III
President and Chief Executive Officer